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                                                                    Exhibit 23.1

              [LETTERHEAD OF KPMG PEAT MARWICK LLP APPEARS HERE]





The Board of Directors
CapitolBank Sacramento:

The audit referred to in our report dated February 25, 1994 included the related financial statement schedules as of December 31, 1993 and for the year then ended included in the Form 8-K. These financial statement schedules are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statement schedules based on our audit. In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We consent to the use of our report included herein.


                                               /s/ KPMG Peat Marwick LLP

Sacramento, California
December 19, 1994